NEWS RELEASE
FOR IMMEDIATE RELEASE

PolyOne Announces Third Quarter 2008 Results

•	Third quarter sales increase 10.6 percent, earnings decline from special charges and slightly lower operating income.
•	Global economic slowdown creates new industry headwinds.
•	Debt reduced - strong balance sheet positions PolyOne to weather economic slump.

CLEVELAND, November 5, 2008 - PolyOne Corporation (NYSE: POL), a premier global provider of specialized polymer materials, services and solutions, today reported fiscal third quarter 2008 revenues of $735.1 million, a 10.6 percent increase compared with revenues of $664.8 million in the third quarter of 2007.

PolyOne reported a net loss of $5.6 million or $0.06 per share in the third quarter of 2008 compared with net income of $2.3 million or $0.02 per diluted share in the third quarter of 2007. Included in the results for the third quarter of 2008 and 2007 are special items resulting in charges of $0.19 and $0.12, respectively (see Attachment 1).

On a comparable basis, before special items, PolyOne reported $0.13 per share in the third quarter of 2008, compared with $0.14 per share in the third quarter of last year.

"We’re pleased that the third quarter impact of Hurricane Ike was not as significant as we initially anticipated, and that, for the quarter, we are able to report slightly better than expected earnings per share before special items,” said Stephen D. Newlin, chairman, president and chief executive officer. Newlin added, “While our SunBelt joint venture had no choice but to close down temporarily, our other facilities in the area did an exceptional job at managing through power and supply interruptions to meet customer needs and exceed our post-hurricane expectations for the quarter. This is a direct result of the tireless efforts of our employees who helped positively manage our impacted operations.”

“Our International Color and Engineered Materials segment reported an operating income decline versus the third quarter of 2007, and on a sequential basis versus the second quarter of 2008. This confirms the concerns we have communicated in our outlook updates that the economic slowdown already present in the U.S. is taking hold in Europe and Asia,” Newlin continued. “We continue to focus on our transformation strategy; however, we are not going to ignore the prevailing market dynamics. We recognize that now is a time to be prudent with cash, control spending, preserve our liquidity and protect ourselves from potential customer solvency issues.”

Commenting on the Company’s financial position, senior vice president and chief financial officer, Robert M. Patterson said, “As of September 30, 2008 we had $37 million of cash, plus borrowing availability of $133 million under our accounts receivable securitization facility, for total liquidity of $170 million. During the third quarter, we paid down $8 million of debt and repurchased one million of the Company’s outstanding common shares.”

Outlook

“While our results for the third quarter were modestly better than anticipated, our fourth quarter earnings may fall short of our previous expectations,” said Newlin. “Accordingly, it may be a challenge to deliver full-year earnings per share before special items within the range of guidance we provided in September.”

Newlin cited several factors contributing to this assessment. “First, we are lowering our earnings expectations as a result of latent supply and pricing uncertainties associated with the Gulf storms. That being said, we are more concerned about the recent deterioration in the global economy. We expect further pressure on our international results; first as it becomes increasingly clear that European and Asian demand is slowing, and second due to the continued weakening of the Euro relative to the U.S. Dollar. Additionally, the U.S. economy is under tremendous strain on the heels of the global financial crisis, creating significant uncertainty over the next few quarters for our customers.  Specifically, such key PolyOne end markets as housing, construction, automotive and electronics face particularly troubling business conditions which we expect may reverberate throughout other markets as the global economic slowdown gains momentum.”

In reaction to the uncertainties described above, PolyOne is taking actions to reduce spending and preserve liquidity. Patterson stated, “We began the year expecting to spend between $55 and $60 million for capital expenditures and this did not contemplate the incremental $6 to $7 million we will incur this year as a result of manufacturing realignment actions announced in July. Without limiting spending related to the realignment we are now forecasting to spend less than $55 million for the year.”

Patterson further added, “The fourth quarter is typically our strongest cash flow quarter and we expect that to be the case this year. Given our concerns about the economy, we will be prioritizing free cash flow use first for required short term debt repayment and second to ensure we have adequate liquidity to fund seasonal working capital requirements. We will then consider additional capital expenditures beyond maintenance levels prior to furthering our overall capital structure objectives.”

Third Quarter 2008 Earnings Release and Conference Call
PolyOne will host a conference call at 9 a.m. Eastern on Wednesday, November 5, 2008. The conference dial-in number is 866-543-6403 (domestic) or 617-213-8896 (international), pass code 55915037, conference topic: third quarter 2008 PolyOne earnings conference call. The replay number is 888-286-8010 (domestic) or 617-801-6888 (international). The pass code for the replay is 19198595. The call will be broadcast live and then be available via replay until November 13, 2008, on the Company's Web site at www.polyone.com.

About PolyOne

PolyOne Corporation, with annual revenues of more than $2.7 billion, is a premier provider of specialized polymer materials, services and solutions. Headquartered outside of Cleveland, Ohio USA, PolyOne has operations around the world. For additional information on PolyOne, visit our Web site at www.polyone.com.

Contacts:
Robert M. Patterson
Senior Vice President & Chief Financial Officer
PolyOne Corporation
+1 440-930-3302

Forward-looking Statements

In this press release, statements that are not reported financial results or other historical information are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give current expectations or forecasts of future events and are not guarantees of future performance. They are based on management’s expectations that involve a number of business risks and uncertainties, any of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. They use words such as “will,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance and/or sales. Factors that could cause actual results to differ materially from those implied by these forward-looking statements include, but are not limited to: disruptions, uncertainty or volatility in the credit markets that could adversely impact the availability of credit already arranged and the availability and cost of credit in the future; the continued degradation in the North American residential construction market; the financial condition of our customers, including the ability of customers (especially those that may be highly leveraged and those with inadequate liquidity) to maintain their credit availability; the effect on foreign operations of currency fluctuations, tariffs, and other political, economic and regulatory risks; changes in polymer consumption growth rates in the markets where PolyOne conducts business; changes in global industry capacity or in the rate at which anticipated changes in industry capacity come online; fluctuations in raw material prices, quality and supply and in energy prices and supply; production outages or material costs associated with scheduled or unscheduled maintenance programs; unanticipated developments that could occur with respect to contingencies such as litigation and environmental matters; an inability to achieve or delays in achieving or achievement of less than the anticipated financial benefit from initiatives related to cost reductions and employee productivity goals; an inability to raise or sustain prices for products or services; an inability to maintain appropriate relations with unions and employees; and other factors affecting our business beyond our control, including, without limitation, changes in the general economy, changes in interest rates and changes in the rate of inflation. The above list of factors is not exhaustive.

We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. You are advised to consult any further disclosures we make on related subjects in our reports on Form 10-Q, 8-K and 10-K that we provide to the Securities and Exchange Commission.

# # #

Attachment 1

Supplemental Information

Summary of Consolidated Operating Results (Unaudited)
Third Quarter 2008
(In millions, except per share data)

	3Q08	3Q07	2Q08

Operating results:
Sales	$735.1	$664.8	$748.1

Operating income (loss)	1.3	(23.6)	24.0

Net income (loss)	(5.6)	2.3	8.8

Earnings per common share:
Basic and diluted earnings per share	$(0.06)	$0.02	$0.09

Total diluted per share impact of special items after tax (1):	$(0.19)	$(0.12)	$(0.03)

(1)
Special items is a non-GAAP financial measure. Special items includes charges related to specific strategic initiatives such as: the consolidation of operations; restructuring activities, including employee separation costs resulting from personnel reduction programs, plant closure and phaseout costs; executive separation agreements; asset impairments; environmental remediation costs for facilities no longer owned or closed in prior years; gains and losses on the divestiture of joint ventures and equity investments; and adjustments to reflect a tax benefit on domestic losses. Following is a list of special items.

Special items (in millions, except per share data)	3Q08	3Q07	2Q08

Employee separation and plant phaseout costs (a)	$(11.6)	$(1.5)	$(1.5)
Write-down of certain assets of and investment in equity affiliate (b)	(4.7)	(1.6)	−
Impairment of intangibles and other investments (c)	−	(2.5)	−
Environmental remediation costs (d)	(10.4)	(30.0)	(2.3)
Reimbursement to Goodrich Corp. of environmental costs related to Calvert City (e)	−	(15.6)	−
Settlement of legal issues and related reserves	−	(2.4)	−
Impact on operating income	(26.7)	(53.6)	(3.8)

Deferred note issuance cost write-off	−	(1.6)	−
Premium on early extinguishment of debt	−	(7.5)	−
Impact on income before income taxes	(26.7)	(62.7)	(3.8)

Income tax benefit on above items	9.0	21.7	1.3
Reversal of deferred tax liability associated with sale of equity affiliate	−	31.5	−
Adjustment to foreign income tax contingency and related interest	−	(1.0)	−
Impact on net income	$(17.7)	$(10.5)	$(2.5)

Per diluted share impact	$(0.19)	$(0.12)	$(0.03)

a.
Severance, employee outplacement, external outplacement consulting, lease termination, facility closing costs, accelerated depreciation and the write-down of the carrying value of plant and equipment resulting from restructuring initiatives and executive separation agreements.

b.	Non-cash write-down of certain inventory, receivables and intangible assets of, and an impairment of our investment in, our equity affiliate in Colombia.
c.	Impairment of the carrying value of certain intangibles and other investments.
d.	Environmental remediation costs for facilities either no longer owned or closed in prior years.
e.	Remediation costs and certain legal costs related to the Calvert City, Kentucky facility.

Attachment 2

PolyOne Corporation and Subsidiaries
Consolidated Statements of Operations (Unaudited)
(In millions, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Sales	$735.1	$664.8	$2,196.9	$2,011.4

Cost of sales	669.9	634.8	1,958.3	1,814.8
Gross margin	65.2	30.0	238.6	196.6
Selling and administrative	69.7	65.3	217.6	197.9
Income from equity affiliates and minority interest	5.8	11.7	24.4	16.6
Operating income (loss)	1.3	(23.6)	45.4	15.3
Interest expense	(10.5)	(11.9)	(30.4)	(43.2)
Interest income	0.8	1.6	2.5	3.4
Premium on early extinguishment of long-term debt	−	(7.5)	−	(12.8)
Other expense, net	−	(1.8)	(2.7)	(4.5)
Income (loss) before income taxes	(8.4)	(43.2)	14.8	(41.8)
Income tax benefit (expense)	2.8	45.5	(5.1)	46.1
Net income (loss)	$(5.6)	$2.3	$9.7	$4.3

Basic and diluted earnings (loss) per common share	$(0.06)	$0.02	$0.10	$0.05

Weighted average shares used to compute earnings per share:
Basic	92.9	92.8	92.9	92.7
Diluted	92.9	93.3	93.5	93.1

Dividends declared per share of common stock	$-	$-	$-	$-

Equity earnings (loss) recorded by PolyOne:
SunBelt	$10.2	$12.6	$26.8	$30.6
OxyVinyls	-	-	-	0.9
Impairment of investment in OxyVinyls	-	-	-	(15.9)
Other equity affiliates	0.3	0.7	2.3	2.8
Write-down of certain assets of and investment in Geon/Polimeros Andinos	(4.7)	(1.6)	(4.7)	(1.6)
Minority interest	-	-	-	(0.2)
Income from equity affiliates and minority interest	$5.8	$11.7	$24.4	$16.6

Attachment 3

PolyOne Corporation and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)
(In millions)

	September 30,	December 31,
	2008	2007
Assets
Current assets:
Cash and cash equivalents	$37.0	$79.4
Accounts receivable, net	392.4	340.8
Inventories	273.1	223.4
Deferred income tax assets	21.9	20.4
Other current assets	19.7	19.8
Total current assets	744.1	683.8
Property, net	444.5	449.7
Investment in equity affiliates	25.8	19.9
Goodwill	332.8	288.8
Other intangible assets, net	70.4	6.7
Deferred income tax assets	75.0	69.9
Other non-current assets	67.1	64.2
Total assets	$1,759.7	$1,583.0

Liabilities and Shareholders’ Equity
Current liabilities:
Short-term bank debt	$77.3	$6.1
Accounts payable	290.7	250.5
Accrued expenses	112.7	94.4
Current portion of long-term debt	2.9	22.6
Total current liabilities	483.6	373.6
Long-term debt	388.0	308.0
Post-retirement benefits other than pensions	87.7	81.6
Pension benefits	62.6	82.6
Other non-current liabilities	91.3	87.8
Total liabilities	1,113.2	933.6
Shareholders’ equity	646.5	649.4
Total liabilities and shareholders’ equity	$1,759.7	$1,583.0

Attachment 4

PolyOne Corporation and Subsidiaries
Consolidated Statements of Cash Flows (Unaudited)
(In millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Operating Activities
Net income (loss)	$(5.6)	$2.3	$9.7	$4.3
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	20.1	14.1	51.8	42.7
Charges for environmental remediation	10.4	45.6	14.3	47.5
Cash payments for environmental remediation	(3.1)	(1.7)	(7.9)	(4.6)
Deferred income tax benefit	(5.5)	(46.8)	(5.1)	(52.2)
Premium on early extinguishment of long term debt	-	7.5	-	12.8
Stock compensation expense	0.7	1.0	2.2	3.6
Asset impairment charge	-	2.5	-	2.5
Companies carried at equity and minority interest:
Impairment of certain assets of and investment in equity affiliates	4.7	1.6	4.7	17.5
Income from equity affiliates and minority interest	(10.5)	(13.3)	(29.1)	(34.1)
Dividends and distributions received	12.5	14.4	20.8	24.2
Contributions to pensions and other post-retirement plans	(5.5)	(10.5)	(25.5)	(24.2)
Change in assets and liabilities:
Accounts receivable	8.0	18.8	(69.1)	(52.0)
Inventories	(1.5)	8.0	(34.8)	(9.0)
Accounts payable	(42.2)	(11.1)	36.1	68.7
Increase (decrease) in sale of accounts receivable	12.0	(89.2)	25.8	-
Accrued expenses and other	22.8	(0.4)	23.1	(4.3)
Net cash provided (used) by operating activities	17.3	(57.2)	17.0	43.4

Investing Activities
Capital expenditures	(9.7)	(14.8)	(29.6)	(36.7)
Business acquisitions, net of cash received	(0.2)	(11.0)	(150.2)	(11.0)
Investment in affiliated company	(1.1)	-	(1.1)	-
Proceeds from sale of equity affiliate	-	260.5	-	260.5
Proceeds from sale of assets	-	-	-	5.2
Net cash (used) provided by investing activities	(11.0)	234.7	(180.9)	218.0

Financing Activities
Change in short-term debt	(9.2)	(17.7)	73.4	(0.2)
Issuance of long-term debt, net of debt issuance cost	-	-	77.8	-
Repayment of long-term debt	(10.8)	(142.0)	(22.2)	(263.4)
Purchase of common stock for treasury	(8.0)	-	(8.0)	-
Premium on early extinguishment of long-term debt	-	(7.5)	-	(12.8)
Proceeds from exercise of stock options	1.1	0.2	1.1	0.9
Net cash (used) provided by financing activities	(26.9)	(167.0)	122.1	(275.5)

Effect of exchange rate changes on cash	(2.2)	1.7	(0.6)	4.1
Increase (decrease) in cash and cash equivalents	(22.8)	12.2	(42.4)	(10.0)
Cash and cash equivalents at beginning of period	59.8	44.0	79.4	66.2
Cash and cash equivalents at end of period	$37.0	$56.2	$37.0	$56.2

Attachment 5

Business Segment and Platform Operations (Unaudited)
(In millions)

Operating income at the segment level does not include: corporate general and administration costs that are not allocated to segments; intersegment sales and profit eliminations; charges related to specific initiatives, such as the consolidation of operations; restructuring activities, including employee separation costs resulting from personnel reduction programs, plant closure and phaseout costs; executive separation agreements; share-based compensation costs; asset impairments; environmental remediation costs for facilities no longer owned or closed in prior years; gains and losses on the divestiture of joint ventures and equity investments; and certain other items that are not included in the measure of segment profit and loss that is reported to and reviewed by the chief operating decision maker. These costs are included in Corporate and eliminations.

	3Q08	2Q08	1Q08	4Q07	3Q07

Sales:
International Color and Engineered Materials	$153.7	$172.1	$165.2	$146.9	$147.4
Specialty Engineered Materials	66.1	67.3	64.5	28.7	31.8
Specialty Color, Additives and Inks	60.1	60.8	58.4	53.0	58.7
Specialty Platform	279.9	300.2	288.1	228.6	237.9
Performance Products and Solutions	274.4	273.7	259.3	246.1	274.5

PolyOne Distribution	214.7	208.2	201.1	184.0	185.8
Corporate and eliminations	(33.9)	(34.0)	(34.8)	(27.4)	(33.4)
Sales	$735.1	$748.1	$713.7	$631.3	$664.8

Gross margin:
International Color and Engineered Materials	$23.3	$30.7	$28.8	$23.0	$23.9
Specialty Engineered Materials	13.3	12.5	11.6	2.9	3.4
Specialty Color, Additives and Inks	13.4	12.4	11.2	9.5	11.2
Specialty Platform	50.0	55.6	51.6	35.4	38.5
Performance Products and Solutions	17.1	19.0	21.0	15.6	23.9
PolyOne Distribution	22.2	18.1	17.2	15.4	14.8
Corporate and eliminations	(24.1)	(4.2)	(4.9)	(2.0)	(47.2)
Gross margin	$65.2	$88.5	$84.9	$64.4	$30.0

Operating income (loss):
International Color and Engineered Materials	$4.6	$10.4	$7.8	$4.8	$6.5
Specialty Engineered Materials	5.0	3.2	2.9	(1.0)	−
Specialty Color, Additives and Inks	4.7	3.5	2.8	1.3	3.2
Specialty Platform	14.3	17.1	13.5	5.1	9.7
Performance Products and Solutions	5.3	5.3	8.3	4.3	12.6
PolyOne Distribution	9.4	7.0	5.5	5.7	5.3
Resin and Intermediates	9.6	8.7	5.9	7.3	11.2
Corporate and eliminations	(37.3)	(14.1)	(13.1)	(3.8)	(62.4)
Operating income (loss)	$1.3	$24.0	$20.1	$18.6	$(23.6)

Specialty Platform consists of our three specialty businesses: International Color and Engineered Materials; Specialty Engineered Materials; and Specialty Color, Additives and Inks.

Attachment 6

Reconciliation of Non-GAAP Financial Measures (Unaudited)
(In millions, except per share data)

Senior management uses operating income before the effect of special items to assess performance and allocate resources because senior management believes that this measure is useful in understanding current profitability levels and that current levels may serve as a base for future performance. In addition, operating income before the effect of special items is a component of various PolyOne annual and long-term employee incentive plans and is used in debt covenant computations.

Below is a reconciliation of non-GAAP financial measures to the most directly comparable measures calculated and presented in accordance with GAAP. See Attachment 1 for a list of special items.

	3Q08	3Q07	2Q08

Operating income before special items	$28.0	$30.0	$27.8
Special items in operating income	(26.7)	(53.6)	(3.8)
Operating income (loss)	$1.3	$(23.6)	$24.0

Income per share before impact of special items	$0.13	$0.14	$0.12
Per share impact of special items, after tax	(0.19)	(0.12)	(0.03)
Diluted earnings (loss) per common share	$(0.06)	$0.02	$0.09

	Three Months Ended September 30,		Nine Months Ended September 30,
Reconciliation to Condensed Consolidated Statement of Cash Flows	2008	2007	2008	2007

Net cash (used) provided by operating activities	$17.3	$(57.2)	$17.0	$43.4
Net cash (used) provided by investing activities	(11.0)	234.7	(180.9)	218.0
Decrease (increase) in sale of accounts receivable	(12.0)	89.2	(25.8)	-
Free cash flow	$(5.7)	$266.7	$(189.7)	$261.4